Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-217210 on Form S-4 of our report dated March 6, 2017, relating to the financial statements of Ciner Wyoming LLC as of December 31, 2016 and 2015, and for the three years in the period ended December 31, 2016, appearing in the Annual Report on Form 10-K of Natural Resource Partners L.P. for the year ended December 31, 2016 and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/  Deloitte & Touche LLP

Atlanta, Georgia
April 17, 2017